Exhibit 10.2 (b)

  THIS AMENDING AGREEMENT made as of the 16th day of December, 2014.
BETWEEN:
NHC EDIBLES LLC,
a Colorado limited liability company (the "NHC")
AND
PALO VERDE LLC,
a Colorado limited liability company (the "PALO VERDE")
WHEREAS Palo Verde has entered into a lease agreement with NHC to lease agreement ("Lease Agreement") dated July 23, 2014 to lease from NHC two buildings located at 78 Silicon Drive, Pueblo West, Colorado 81007 ("Pueblo Location"): (1) one building consisting of approximately 5,000 rentable square feet ("Building A") and (2) one building consisting of approximately 10,000 rentable square feet ("Building B") at the Pueblo Location.
AND WHEREAS the term of the Lease Agreement has commenced on October 1, 2014 ("Commencement Date"), when Palo Verde had received an Optional Premises Cultivation license from the Colorado Marijuana Enforcement Division for a Retail Marijuana Cultivation Facility.
AND WHEREAS pursuant to the Lease Agreement rent begins accruing three months after the Commencement Date, being January 1, 2015 ("Rent Commencement Date").
AND WHEREAS the vendor of the Pueblo Location ("Vendor") currently occupies Building A and is expected to vacate Building A at the end of August 2015, at which time, pursuant to the purchase and sale agreement between the vendor and NHC.
NOW THEREFORE in consideration of the continued relationship between the NHC and Palo Verde, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:
1.	Rent Commencement Date for Building A will begin on January 1, 2015, pursuant to the terms (including the deferral provision set out in Section 5 of the Lease Agreement), as originally contemplated by the Lease Agreement.
2.	Rent Commencement Date for Building B will begin on September 1, 2015, pursuant to the terms (including the deferral provision set out in Section 5 of the Lease Agreement). Rent payable by Palo Verde for leasing Building B shall be deferred until March 1, 2016 ("Deferred Rent"). Palo Verde shall have until September 1, 2016 to pay the Deferred Rent. Deferred Rent shall accrue interest in the amount of twelve percent (12%) annually.
3.	Prior to September 1, 2015 the Vendor will continue to occupy Building B provided that Palo Verde shall have full access to the premises for the purposes of planning of the build-out of its grow facility and fulfilling any other obligations it has to the MED for its license.
4.	All other terms in the Lease Agreement shall remain the same.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

NHC EDIBLES LLC
Per:	/"Signed"/
Name: David Posner Title: CEO
I have authority to bind the Corporation

PALO VERDE LLC.
Per:	/"Signed"/
Name: David Johnson Title: David S. Johnson, Manager of CBiz LLC, which is the sole member and manager of Palo Verde, LLC
I have authority to bind the Corporation